Exhibit (a)(5)(2)

GRIFFIN HOLDINGS, LLC ANNOUNCES WAIVER OF FUNDING CONDITION AND FIVE-DAY EXTENSION OF TENDER OFFER FOR OUTSTANDING SHARES OF TUFCO TECHNOLOGIES, INC.

Los Angeles, Calif., February 14, 2014 – Griffin Holdings, LLC (“Griffin”) announces today that it has waived the “Funding Condition” described in the Offer to Purchase in connection with the previously announced tender offer (the “Offer”) by its indirect wholly-owned subsidiary, Packers Acquisition Sub, Inc. (the “Purchaser”), to purchase all of the outstanding common shares of Tufco Technologies (NASDAQ: TFCO) (“Tufco”). In addition, Griffin announces today that it has extended by five business days the expiration date of the Offer until 12:00 midnight, New York City time, at the end of the day on February 21, 2014. The Offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of the day on February 13, 2014. All of the other terms and conditions of the tender offer remain unchanged.

As of 3:00 p.m., New York City time, on February 13, 2014, approximately 3,628,218 common shares of Tufco had been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 84.20 percent of the outstanding common shares of Tufco. 3,002 common shares of Tufco had been tendered by notice of guaranteed delivery, which were not accounted for in the total.

Griffin previously amended the Tender Offer Statement on Schedule TO and the Offer to Purchase incorporated therein to, among other things, add Griffin’s sole equity holder as a Filing Person for purposes of the Offer. All amendments to the tender offer documents are available to the public for free at the SEC’s website and as otherwise described below under “Additional Information and Where to Find It.”

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. When used in this press release, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Similarly, any statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Tufco stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger; the ability of Griffin and Purchaser to successfully integrate Tufco’s operations, product lines and technology and realize additional opportunities for growth; the ability of Griffin and Purchaser to realize synergies in terms of growth and cost savings; and the other risks and important factors that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Griffin as of the date hereof, and Griffin assumes no obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Tufco. Tufco stockholders are urged to read the relevant tender offer documents, as amended, because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Griffin and Purchaser have filed tender offer materials with the SEC, including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents, as amended. The tender offer materials contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as amended, are available to all Tufco stockholders at no expense to them. The tender offer materials are available for free at the SEC’s website at http://www.sec.gov. In addition, Tufco stockholders may obtain a free copy of these documents from the information agent for the tender offer by mailing requests for such materials to Broadridge Corporate Issuer Solutions, Inc. at P.O. Box 1317, Brentwood, New York 11717, or by emailing shareholder@broadridge.com or by calling (855) 795-5068.

#            #             #